Exhibit 10.2

RECEIVED	FILED	ENTERED
	LODGED	RECEIVED
DEC 21, 2005	*	DEC 21, 2005 *

BADGLEY-MULLINS LAW GROUP	AT SEATTLE
CLERK U.S. DISTRICT COURT
WESTERN DISTRICT OF WASHINGTON
BY DEPUTY

The Honorable

UNITED STATES DISTRICT COURT

WESTERN DISTRICT OF WASHINGTON

AT SEATTLE

STATE OF WASHINGTON,	NO.	CV05-2111

Plaintiff,

v.	HOLD SEPARATE
STIPULATION AND ORDER

MARQUEE HOLDINGS, INC.

and

LCE HOLDINGS, INC.,

Defendants.

HOLD SEPARATE STIPULATION AND ORDER

It is hereby stipulated by and between the undersigned parties, subject to approval and entry by this Court, that:

HOLD SEPARATE STIPULATION AND ORDER	ATTORNEY GENERAL OF WASHINGTON 900 Fourth Avenue, Suite 2000

I. DEFINITIONS

As used in this Consent Decree:

A.                                   “Acquirer” means the entity to whom defendants divest the Theater Assets.

B.                                     “AMC” means defendant Marquee Holdings, Inc., a Delaware corporation with its headquarters in Kansas City, Missouri, its successors and assigns, and its subsidiaries, divisions, groups, affiliates, partnerships and joint ventures, and their directors, officers, managers, agents, and employees.

C.                                     “Loews” means defendant LCE Holdings, Inc., a Delaware corporation with its headquarters in New York City, New York, its successors and assigns, and its subsidiaries, divisions, groups, affiliates, partnerships and joint ventures, and their directors, officers, managers, agents, and employees.

D.                                    “Landlord Consent” means any contractual approval or consent that the landlord or owner of one or more of the Theater Assets, or the property on which one or more of the Theater Assets is situated, must grant prior to the transfer of one of the Theater Assets to an Acquirer.

E.                                      “Theater Assets” means the first-run, commercial motion picture theater business currently operating under the following name and at the following location: Meridian 16, at 1501 7th Ave. Seattle, WA. The term “Theater Assets” includes:

(1) all tangible assets that comprise the first-run, commercial motion picture theater business including all equipment, fixed assets and fixtures, personal property, inventory, office furniture, materials, supplies, and other tangible property and all assets used in connection with the Theater Assets; all licenses, permits and authorizations issued by any governmental organization relating to the Theater Assets; all contracts, agreements, leases, commitments, certifications, and understandings, relating to the Theater Assets, including supply agreements; all customer lists, contracts, accounts, and credit records; all repair and performance records and all other records relating to the Theater Assets;

(2) all intangible assets used in the development, production, servicing and sale of Theater Assets, including, but not limited to all licenses and sublicenses, intellectual property, technical information, computer software (except defendants’ proprietary software) and related documentation, know-how, drawings, blueprints, designs, specifications for materials, specifications for parts and devices, quality assurance and control procedures, all technical manuals and information defendants provide to their own employees, customers, suppliers, agents or licensees, and all research data relating to the Theater Assets; provided, however, that this term does not include (a) any right to use or interest in defendants’ copyrights, trademarks, trade names, service marks or service names, or (b) assets that the defendants do not own and are not legally able to transfer.

II. OBJECTIVES

The Consent Decree filed in this civil action is meant to ensure the Defendants’ prompt divestiture of the Theater Assets for the purpose of establishing viable competitors in the exhibition of first-run, commercial motion pictures in order to remedy the effects that the State of Washington alleges would otherwise result from AMC’s acquisition of Loews. This Hold Separate Stipulation and Order ensures, prior to such divestiture, that (1) the Loews Theater Assets will remain independent, economically viable and ongoing business concerns that will remain independent and uninfluenced by AMC, (2) that the AMC Theater Assets will remain economically viable and ongoing business concerns, and (3) that competition in the various markets in which these theaters are located is maintained and not diminished during the pendency of the ordered divestiture.

III. JURISDICTION AND VENUE.

This Court has jurisdiction over the subject matter of this action and over each of the parties hereto, and venue of this action is proper in the United States District Court for the Western District of Washington.

IV. COMPLIANCE WITH AND ENTRY OF CONSENT DECREE

A.                                   The parties stipulate that a Consent Decree in the form hereto attached as Exhibit A, may be filed with and entered by this Court, upon the motion of any party or upon this Court’s own motion and without further notice to any party or other proceedings, provided that the State of Washington has not withdrawn its consent, which it may do at any time before the entry of the proposed Consent Decree by serving notice thereof on Defendants and by filing that notice with this Court.

B.                                     Defendants shall abide by and comply with the provisions of the proposed Consent Decree, pending the entry of the Consent Decree by this Court, or until expiration of time for all appeals of any court ruling declining entry of the proposed Consent Decree. From the date of the signing of this Hold Separate Stipulation and Order by the parties, the Defendants shall comply with all the terms and provisions of the proposed Consent Decree as though the same were in full force and effect as an order of this Court.

C.                                     Defendants shall not consummate the transaction sought to be enjoined by the Complaint herein before the Court has signed this Hold Separate Stipulation and Order.

D.                                    This Hold Separate Stipulation and Order shall apply with equal force and effect to any amended proposed Consent Decree agreed upon in writing by the parties and submitted to this Court.

E.                                      In the event that (1) the proposed Consent Decree is not entered pursuant to this Hold Separate Stipulation and Order, the time has expired for all appeals of any court ruling declining entry of the proposed Consent Decree, and this Court has not otherwise ordered continued compliance with the terms and provisions of the proposed Consent Decree, or (2) the State of Washington has withdrawn its consent, as provided in Section IV(A) above, then the parties are released from all further obligations under this Hold Separate Stipulation and Order, and the making of this Hold Separate Stipulation and Order shall be without prejudice to any party in this or any other proceeding.

F.                                      Defendants represent that the divestiture ordered in the proposed Consent Decree can and will be made, and that the Defendants will later raise no claim of mistake, hardship, or difficulty of compliance as grounds for asking this Court to modify any of the provisions contained therein.

V. HOLD SEPARATE PROVISIONS

Until each divestiture required by the Consent Decree has been accomplished:

A.                                   Defendants shall, except as is necessary to carry out their obligations under this Hold Separate Stipulation and Order and the proposed Consent Decree, or to comply with other legal obligations, take all steps necessary to ensure that (1) the Loews Theater Assets will be maintained and operated as independent, ongoing, economically viable and active competitors in the exhibition of first-run, commercial motion pictures; (2) the AMC Theater Assets will be maintained and operated as ongoing, economically viable and active competitors in the exhibition of first-run, commercial motion pictures; (3) the management of the Loews Theater Assets will not be influenced by AMC; and (4) the books, records, competitively sensitive sales, marketing, and pricing information, and decision making associated with Loews Theater Assets will be kept separate and apart from AMC’s other operations. Within twenty (20) days after the entry of the Hold Separate Stipulation and Order, the Defendants will inform the State of Washington of the steps taken to comply with the Hold Separate Stipulation and Order.

B.                                     Defendants shall use all reasonable efforts to maintain and increase the sales, and revenue of the Theater Assets, and shall maintain research, design, product and service improvement, promotional, advertising, sales, technical assistance, marketing, and merchandising support for the Theater Assets at 2005 or previously approved 2006 levels, whichever arc higher.

C.                                     Defendants shall provide sufficient working capital and lines and sources of credit to continue to maintain the Theater Assets as economically viable and competitive, ongoing businesses, consistent with the requirements of Sections V(A) and
V(B).

D.                                    Defendants shall take all steps necessary to ensure that the Theater Assets are fully maintained in operable condition at no less than current capacity, and shall maintain and adhere to normal product and Service improvement, upgrade, repair, and maintenance schedules for the Theater Assets.

E.                                      Defendants shall not, except as part of a divestiture approved by the State of Washington accordance with the terms of the proposed Consent Decree, remove, sell, lease, assign, transfer, pledge, or otherwise dispose of any of the Theater Assets.

F.                                      Defendants shall maintain, in accordance with sound accounting principles, separate, accurate and complete financial ledgers, books, and records that report on a periodic basis, such as the last business day of every month, consistent with past practices, the assets, liabilities, expenses, revenues, and income of the Theater Assets.

G.                                     Defendants shall take no action that would jeopardize, delay, or impede the sale of the Theater Assets.

H.                                    Defendants shall not hire, transfer, terminate, or reduce the salary agreements of any employee whose primary responsibilities relate to the Theater Assets, except for transfer bids initiated by employees pursuant to the Defendants’ regular, established job-posting policy or as is otherwise consistent with this Hold Separate Stipulation and Order. Defendants shall provide the State of Washington with ten (10) calendar days notice of any such transfer.

I.                                         Within ten (10) days of the entry of this Hold Separate Stipulation and Order the Defendants shall appoint, subject to the approval of the State of Washington, a person or persons to oversee the Theater Assets, respectively, who will also be responsible for the Defendants’ compliance with this section. This person or persons shall have complete managerial responsibility for the Theater Assets, respectively, subject to the provisions of the

Consent Decree.  In the event that any such person is unable to perform his or her duties the Defendants shall appoint, subject to the approval of the State of Washington, a replacement within ten (10) working days. Should the Defendants fail to appoint a replacement acceptable to the State of Washington within this time period, the State of Washington shall appoint a replacement.

J.                                        Defendants shall take no action that would interfere with the ability of any trustee appointed pursuant to the Consent Decree to complete the divestiture[s] required by the Consent Decree to Acquirers acceptable to the State of Washington.

K.                                    This Hold Separate Stipulation and Order shall remain in effect until consummation of the divestiture required by the proposed Consent Decree or until further order of the Court.

VI. ORDER

It is SO ORDERED this          day of                    2005.

UNITED STATES DISTRICT JUDGE

Respectfully submitted by:

ROB MCKENNA

Attorney General of Washington State

TINA E. KONDO,

Senior Assistant Attorney General

Antitrust Division Chief

/s/ Mark O. Brevard
MARK O. BREVARD, WSBA #21228
Assistant Attorney General
900 Fourth Avenue Suite 2000
Seattle, WA 98164
(206) 464-7030
Dated:	12-21-05

FOR DEFENDANT AMC:

/s/ Duncan C. Turner
DUNCAN C. TURNER, WSBA #20597
Counsel for Defendant
Badgley Mullins Law Group PLLC 701 Fifth Avenue, Suite 4750 Seattle, WA 98104 Tel: (206) 340-5907 Fax: (206) 621-6566

/s/ Damian G. Didden
DAMIAN G. DIDDEN (Pro Hac Vice)
ILENE KNABLE GOTTS (Pro Hac Vice)
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Tel: (212) 403-1113
Fax: (212) 403-2113

FOR DEFENDANT LOEWS:

/s/ Ramona M. Emerson
RAMONA M. EMERSON, WSBA #20956 Counsel for Defendant Preston Gates & Ellis LLP 925 Fourth Avenue Suite 2900 Seattle, WA 98104-1158 Tel: (206) 370-6748 Fax: (206) 370-6058
Dated:	12/20/05

/s/ Deborah L. Feinstein
DEBORAH L. FEINSTEIN (Pro Hac Vice)
Counsel for Defendant
Arnold & Porter LLP 555 Twelfth Street, NW Washington, DC 20004 Tel: (202) 942-5015 Fax: (202) 942-5999
Dated:	Dec. 19, 2005